UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  October 13, 2008

TEXTRON INC.

 (Exact name of Registrant as specified in its charter)

Delaware	I-5480	05-0315468
(State of	(Commission File Number)	(IRS Employer
Incorporation)		Identification Number)

40 Westminster Street, Providence, Rhode Island  02903
(Address of principal executive offices)

Registrant’s telephone number, including area code:  (401) 421-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c)) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02                      Results of Operations and Financial Condition

On October 16, 2008, Textron Inc. (“Textron”) issued a press release announcing its financial results for the fiscal quarter ended September 27, 2008.  This press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 2.05                      Costs Associated with Exit or Disposal Activities.
Item 2.06                      Material Impairments.

In recent weeks, volatility and disruption in the capital and credit markets have reached unprecedented levels.  In light of current market conditions and in order to reduce Textron’s short term funding requirements, on October 13, 2008, the Board of Directors of Textron approved the recommendation of management to downsize Textron’s commercial finance business, Textron Financial Corporation, (“TFC”).  Under the approved plan, TFC will exit its Asset Based Lending and Structured Capital Divisions, as well as several additional product lines, through an orderly liquidation over the next two to three years, as market conditions allow.    The assets in the businesses to be liquidated represent approximately $2 billion in managed finance receivables within TFC’s $11.4 billion portfolio.  In addition, TFC will also limit new originations in its Distribution Finance, Golf Finance and Resort Finance divisions.

Based upon the Board of Directors’ approval of management’s recommendation, Textron has determined that an impairment indicator exists for TFC’s goodwill and long-lived assets.  Based upon internal analysis performed, Textron expects to take a non-cash pre-tax impairment charge in the fourth quarter of up to $169 million to eliminate substantially all of the goodwill at TFC and to incur a restructuring charge in the range of $10 - $15 million for headcount reductions and consolidations at TFC.  Textron will continue to assess its estimate of total impairment and other charges from exiting these businesses and may adjust such amounts as appropriate.

This impairment charge will likely result in a fixed charge coverage ratio, at the end of 2008, of less than the 1.25 times required under the Support Agreement, dated as of May 25, 1994, between Textron and TFC.  As a result, Textron expects that, as required by the Support Agreement, it will make a capital contribution to TFC equaling the difference between pre-tax earnings before extraordinary items in the actual fixed charge coverage calculation and the amount that would have been required for pre-tax earnings before extraordinary items to meet the 1.25 times requirement for the year ending January 3, 2009.  This cash payment is expected to be required in the first quarter of 2009, and Textron currently estimates that it will be in an amount up to $200 million.

Forward-Looking Information

Certain statements in this Current Report on Form 8-K and other oral and written statements made by us from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update or revise any forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the Risk Factors contained in our 2007 Annual Report on Form 10-K and the following:  (a) our ability to successfully downsize TFC, including effecting an orderly liquidation of certain TFC product lines; (b) continued volatility and further deterioration of the capital markets; (c) Textron and TFC’s access to financing, including securitizations, at competitive rates; (d) TFC’s ability to maintain portfolio credit quality and certain minimum levels of financial performance required under its committed credit facilities and under Textron’s support agreement with TFC; (e) the occurrence of slowdowns or downturns in customer markets in which our products are sold or supplied or where TFC offers financing; (f) our ability to realize full value of receivables; (g) the ability to control costs and successful implementation of various cost-reduction programs; and (h) uncertainty in estimating contingent liabilities and establishing reserves to address such contingencies.

Item 9.01                      Financial Statements and Exhibits

(d) Exhibits

The following exhibit is filed herewith:

Exhibit
Number                                Description

99.1	Press release dated October 16, 2008 related to earnings.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TEXTRON INC.
(Registrant)

Date: October 16, 2008	By:	/s/ Richard L. Yates
Richard L. Yates Senior Vice President and Corporate Controller